Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

May 16, 2008

CBRE Realty Finance, Inc.

31st Floor

185 Asylum Street

Hartford, Connecticut 06103

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to CBRE Realty Finance, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 10,436,146 shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), consisting of (a) 9,460,377 shares of Common Stock (the “Outstanding Shares”) to be sold from time to time by the stockholders of the Company (the “Selling Stockholders”) named under the caption “Selling Stockholders” in the Registration Statement (as defined herein) and (b) 975,769 shares of Common Stock (the “Option Shares”) to be issued by the Company upon the exercise of options granted pursuant to the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) and sold from time to time by the Selling Stockholders, all covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

CBRE Realty Finance, Inc.

May 16, 2008

5. Resolutions adopted by the Board of Directors of the Company (the “Board Resolutions”) relating to, among other matters, (a) the authorization and filing of the Registration Statement, (b) the adoption of the Incentive Plan and (c) the sale, issuance and registration of the Shares, certified as of the date hereof by an officer of the Company;

6. Resolutions adopted by the sole stockholder of the Company (the “Stockholder Resolutions” and, together with the Board Resolutions, the “Resolutions”) relating to, among other matters, the approval of the Incentive Plan, certified as of the date hereof by an officer of the Company;

7. The Incentive Plan, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied

CBRE Realty Finance, Inc.

May 16, 2008

upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Outstanding Shares have not been issued or transferred, and will not be transferred, in violation of any restriction or limitation contained in Article VI (Restriction on Transfer and Ownership of Shares) of the Charter. The Option Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VI (Restriction on Transfer and Ownership of Shares) of the Charter or in the Incentive Plan.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Outstanding Shares has been duly authorized and the Outstanding Shares are validly issued, fully paid and nonassessable.

3. The issuance of the Option Shares has been duly authorized and, when and to the extent issued in accordance with the Incentive Plan and the Resolutions, the Option Shares will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

CBRE Realty Finance, Inc.

May 16, 2008

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP